As filed with the Securities and Exchange Commission on July 21, 2020

Registration No. 333-216636

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAESARS HOLDINGS, INC.

(f/k/a Caesars Entertainment Corporation)

(Exact name of registrant as specified in its charter)

Delaware	62-1411755
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(702) 407-6000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Edmund L. Quatmann, Jr.

Executive Vice President, Chief Legal Officer and Secretary

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

(775) 328-0100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Deborah Conrad

Milbank LLP

2029 Century Park East, 33rd Floor

Los Angeles, California 90067

(424) 386-4671

Approximate date of commencement of proposed sale of the securities to the public: Not applicable

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

EXPLANATORY NOTE

Deregistration of Common Stock

This Post-Effective Amendment (the “Post-Effective Amendment”) is being filed to remove from registration all unsold securities of Caesars Holdings, Inc., a Delaware corporation (f/k/a Caesars Entertainment Corporation) (the “Company” or the “Registrant”) registered under the following Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission:

•

Registration Statement No.  333-216636, filed on March  13, 2017 as amended by Amendment No. 1 filed on June  5, 2017, and Amendment No. 2 filed on June 20, 2017, registering the offer and sale of 227,424,537 common shares, par value $0.01 per share, of the Company in connection with the acquisition of Caesars Acquisition Company.

The Company, Caesars Entertainment, Inc. (f/k/a Eldorado Resorts, Inc.) (“Parent”) and Colt Merger Sub, Inc., a direct wholly owned subsidiary of Parent (“Purchaser”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 24, 2019, as amended on August 15, 2019 by Amendment No. 1 to Agreement and Plan of Merger. The Merger Agreement contemplated that Purchaser would be merged with and into the Company (the “Merger”) and that the Company would survive the Merger as a direct wholly owned subsidiary of Parent. The Merger became effective on July 20, 2020 as a result of filing a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with the Company’s undertakings in Part II, Item 22(e) of the Registration Statement, the Company hereby removes from the Registration Statement any shares of its common stock registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4, and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, Nevada, on July 21, 2020.

CAESARS HOLDINGS, INC.

By:	/s/ Edmund L. Quatmann, Jr.
Name:	Edmund L. Quatmann, Jr.
Title:	Executive Vice President, Chief Legal Officer and Secretary

No other person is required to sign this Post-Effective Amendment, in reliance upon Rule 478(c) under the Securities Act of 1933, as amended.